Exhibit 99.1

             Pope & Talbot Announces Second Quarter 2003 Results

    PORTLAND, Ore., July 24 /PRNewswire-FirstCall/ -- Pope & Talbot, Inc. announced today that the Company lost $6.8 million, or $.43 per share, in the second quarter of 2003. For the same period a year ago, the Company earned $260 thousand, or $.02 per share. Revenues were $140.4 million for the quarter compared to $143.9 million for the second quarter of 2002.
    Michael Flannery, Chairman and Chief Executive Officer stated, "The second quarter was extremely difficult for Pope & Talbot. The rapidly appreciating Canadian dollar had the effect of increasing our Canadian pulp and lumber manufacturing costs by approximately $10 million over the second quarter of last year. Additionally, pulp production was lower than expected and prices dropped in the face of rising global inventory levels. Each of these three situations appears to be improving. The Canadian dollar has declined approximately four percent since June 30th, each of Pope & Talbot's facilities is operating at capacity and pulp prices have begun to rise in Asia, where spot markets are commonly leading indicators of future price trends."

    Pulp
    Prices for Pope & Talbot's mix of sawdust and chip pulp averaged $501 per metric ton in the second quarter, up 21 percent over second quarter 2002 average prices and up 16 percent over last quarter's average prices. The average cost per metric ton of pulp sold increased 16 percent compared with the second quarter of 2002. Of this increase, the Company estimates that approximately eight percentage points were due to the increase in the quarterly average Canadian to U.S. dollar exchange rate.

    Wood Products
    Pope & Talbot's lumber business continues to be significantly affected by the lumber dispute between the U.S. and Canada. Based on final determinations by the U.S. International Trade Commission, Pope & Talbot is incurring duties at the rate of 27.2 percent on all lumber imported into the U.S. since
May 22, 2002. Since that date, Pope & Talbot has incurred duties totaling $27.5 million.
    The average lumber price of $320 per thousand board feet was down five percent since the second quarter of last year, but up three percent since the first quarter of 2003. The average cost per thousand board feet of lumber sold was significantly higher in the second quarter of 2003 compared with the second quarter of 2002, primarily due to the variance in lumber import duties. Total duties incurred in the second quarter of 2003 were $6.9 million compared with a net reversal of duties of $10.1 million in the second quarter of 2002. Excluding the impact of lumber import duties, the average cost per thousand board feet of lumber sold decreased ten percentage points over the second quarter of last year. The Company estimates that in using a constant quarterly average exchange rate for both periods and excluding the impact of lumber import duties, the average cost per thousand board feet of lumber sold would have decreased 17 percent compared with the same quarter a year ago.

    Statistics                      Three months ended     Six months ended
                                         June 30,              June 30,
                                    2003        2002       2003       2002
    Sales Volumes:
    Pulp (metric tons)             164,600    213,700    381,300     394,300
    Lumber (thousand board feet)   161,500    143,400    312,900     292,600

    Production Volumes:
    Pulp (metric tons)             181,900    186,500    387,300     382,100
    Lumber (thousand board feet)   157,600    150,600    323,500     309,200

    Average Price Realizations: (A)
    Pulp (metric tons)                $501       $415       $461        $407
    Lumber (thousand board feet)      $320       $335       $316        $324

    Notes:
        (A) Gross invoice price less trade discounts.

    At the end of the quarter, the Company's cash and short-term investments were $4.9 million and total debt was $251.4 million. The combined second quarter change in debt, less cash, was an increase of $400 thousand. At
June 30, 2003, shareholders' equity stood at $150.5 million and long-term debt to total capitalization was 62 percent. In June, the Company renewed and slightly expanded its Canadian bank lines of credit to C$150 million
(US$111 million).
    Pope & Talbot will pay a third quarter dividend of 8 cents per share on August 27, 2003 to common stockholders of record on August 13, 2003.
    Pope & Talbot, Inc. will be holding a conference call on Thursday, July 24, 2003 at 11:00 a.m. PDT and 2:00 p.m. EDT. The call-in number is 416-695-6120. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.
    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's performance depends on the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report and are included in its Form 10-K, as well as in Company reports filed on Form 10-Q.
    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has included this non-GAAP financial measure in its public statements. Given the significant variance in lumber import duties recorded in cost of sales for the periods presented, the Company believes a presentation of cost of sales for Wood Products, excluding the impact of lumber import duties in each period, is useful to enhance the reader's overall understanding of the Company's costs on a comparable basis. Pope & Talbot discloses other financial information which it does not consider to be GAAP or non-GAAP financial measures, but rather supplemental information intended to be helpful to investors.
    Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and traded on the New York and Pacific stock exchanges under the symbol POP. Pope & Talbot was founded in 1849 and produces market pulp and softwood lumber at mills in the U.S. and Canada. Markets for the Company's products include the U.S., Europe, Canada, South America, Japan and the other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.


                     POPE & TALBOT, INC. AND SUBSIDIARIES
                   (Thousands except per share, unaudited)

                                      CONSOLIDATED STATEMENTS OF INCOME
                                    Three months ended    Six months ended
                                         June 30,             June 30,
                                    2003       2002        2003        2002

    Sales                         $140,445   $143,919   $288,671    $269,422
    Costs and expenses:
      Pulp cost of sales            81,350     90,840    171,560     170,829
      Wood products cost of sales   59,467     42,036    116,742      86,285
    Selling, general
     and administrative              4,650      6,457     11,542      12,823
    Operating income (loss)         (5,022)     4,586    (11,173)       (515)
    Interest expense, net            5,440      3,919     10,703       7,809

    Income (loss)
     before income taxes           (10,462)       667    (21,876)     (8,324)
    Income tax provision (benefit)  (3,671)       407     (7,438)     (2,830)
    Net income (loss)              $(6,791)      $260   $(14,438)    $(5,494)

    Net income (loss)
     per common share
     - basic and diluted             $(.43)     $.02       $(.92)      $(.35)

    Average shares outstanding
     - basic and diluted            15,621     15,605     15,619      15,601

    Return on equity                (18.4)%      0.6%     (19.6)%      (6.4)%


                                                  CONSOLIDATED BALANCE SHEETS
                                                           June 30,
                                                      2003            2002
    Assets:
      Cash and short-term investments                 $4,920         $8,357
      Other current assets                           175,846        169,999
      Properties, net                                329,787        322,118
      Deferred income tax assets, net                 15,282          9,260
      Other assets                                    18,287         25,985
          Total                                     $544,122       $535,719

    Liabilities and stockholders' equity:
      Current portion of long-term debt               $5,228        $27,659
      Other current liabilities                       87,587         79,451
      Long-term debt, excluding current portion      246,212        206,525
      Other long-term liabilities                     54,548         50,152
          Total liabilities                          393,575        363,787
      Stockholders' equity                           150,547        171,932
          Total                                     $544,122       $535,719

    Long-term debt to total capitalization               62%            55%


                                              SEGMENT INFORMATION
                                   Three months ended     Six months ended
                                        June 30,              June 30,
                                     2003       2002       2003        2002
    Revenues:
      Pulp                         $82,551    $88,639   $175,943    $160,455
      Wood products
        Lumber                      51,702     48,108     98,813      94,902
        Chips, logs and other        6,192      7,172     13,915      14,065
          Total wood products       57,894     55,280    112,728     108,967
                                   140,445    143,919    288,671     269,422
    EBITDA:
      Pulp                          $4,901     $2,165    $12,317     $(1,901)
      Wood products                   (798)    14,181     (2,165)     24,302
        Total operating segments     4,103     16,346     10,152      22,401
      General Corporate                 13     (2,580)    (2,368)     (4,991)
                                     4,116     13,766      7,784      17,410
    Depreciation and amortization:
      Pulp                          $6,961     $6,854    $14,195     $13,508
      Wood products                  1,866      2,010      4,149       3,807
        Total operating segments     8,827      8,864     18,344      17,315
      General Corporate                311        316        613         610
                                     9,138      9,180     18,957      17,925
    Operating income (loss):
      Pulp                         $(2,060)   $(4,689)   $(1,878)   $(15,409)
      Wood products                 (2,664)    12,171     (6,314)     20,495
        Total operating segments    (4,724)     7,482     (8,192)      5,086
      General Corporate               (298)    (2,896)    (2,981)     (5,601)
      Operating income (loss)      $(5,022)    $4,586   $(11,173)      $(515)

    Notes:
      Lumber import duties          $6,901   $(10,100)    $13,350   $(14,400)
      Capital expenditures          $5,387     $5,211      $7,548     $7,415

    EBITDA: income (loss) before income taxes plus interest expense, net, depreciation and amortization.

SOURCE  Pope & Talbot, Inc.
    /CONTACT:  Maria Pope of Pope & Talbot, +1-503-228-9161/
    /Web site:  http://www.poptal.com/
    (POP)

CO:  Pope & Talbot, Inc.
ST:  Oregon
IN:  PAP
SU:  ERN CCA